Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-58686), pertaining to the Employees’ Savings Plan, Employee Stock Ownership Plan and Defined Company Contribution Plan of Consumers Energy Company of our report dated June 22, 2007, with respect to the financial statements as of and for the year ended December 31, 2006 of the Employees’ Savings Plan, Employee Stock Ownership Plan and Defined Company Contribution Plan of Consumers Energy Company included in this Annual Report (Form 11-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Detroit, Michigan
June 26, 2008